Mail Stop 3561

July 18, 2005

Harold Gleason
Chief Executive Officer
W-W Capital Corporation
235 Welch Street, Unit A-4
Berthoud, CO  80513



	RE:	W-W Capital Corporation
		Form 10-K for the Year Ended June 30, 2004 filed October
15, 2004
		Form 10-Q for the Quarter Ended March 31, 2005 filed May
23, 2005
            	File No. 0-17757


Dear Mr. Gleason:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,



									Michael Moran
									Branch Chief